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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

                 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
                 UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                       Commission File Number     333-130439-03
                                                                  -------------

                               AFS Funding Trust
      (with respect to AmeriCredit Automobile Receivables Trust 2006-A-F)
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             (Exact name of registrant as specified in its charter)

           801 Cherry Street, Fort Worth, Texas 76102; (817) 302-7000
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                       Class A-1 5.5048% Asset Backed Notes
                       Class A-2 5.61% Asset Backed Notes
                       Class A-3 5.56% Asset Backed Notes
                       Class A-4 5.64% Asset Backed Notes
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            (Title of each class of securities covered by this Form)

                                      None
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   (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate provision(s) relied upon to terminate or suspend the duty to file reports:

    Rule 12g-4(a)(1)(i)        [ ]      Rule 12h-3(b)(1)(ii)       [ ]
    Rule 12g-4(a)(1)(ii)       [ ]      Rule 12h-3(b)(2)(i)        [ ]
    Rule 12g-4(a)(2)(i)        [ ]      Rule 12h-3(b)(2)(ii)       [ ]
    Rule 12g-4(a)(2)(ii)       [ ]      Rule 15d-6                 [ ]
    Rule 12h-3(b)(1)(i)        [x]

         Approximate number of holders of record as of the certification or notice date:


          Class A-1  5.5048% Asset Backed Notes:            0
                                                          ---------
          Class A-2  5.61% Asset Backed Notes:              20
                                                          ---------
          Class A-3  5.56% Asset Backed Notes:              18
                                                          ---------
          Class A-4  5.64% Asset Backed Notes:              16
                                                          ---------

         Pursuant to the requirements of the Securities Exchange Act of 1934, AmeriCredit Financial Services, Inc., as Administrator for AFS Funding Trust, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: January 12, 2007              BY: /s/ J. Michael May
      --------------------              ---------------------------------
                                       Name: J. Michael May
                                       Title: Executive Vice President,
                                       Chief Legal Officer and Secretary